Exhibit 10.24

September 19, 2016

Dear David,

This letter sets forth the terms of our offer to you for the role of Executive Vice President & President, Levi Strauss Asia, Middle East, & Africa (“LSAMA”), reporting to me. The details of our offer are as follows:

Work Location and Assignment

You will be on a secondment assignment from Levi Strauss & Co., San Francisco, CA, US (“home country”), to Levi Strauss Asia Pacific Division Pte. Ltd., Singapore (“host country”). During your assignment, you will conduct such duties as Levi Strauss Asia Pacific Division Pte. Ltd., in its discretion, will direct. However, in all other respects you will continue to remain subject to the terms and conditions of your employment with the Company, including the Company’s Code of Business Conduct, confidentiality obligations and all appropriate statutes and regulations affecting corporations or their employees in your home country.

Your assignment in Singapore is anticipated to start from October 1, 2016 (“Start Date”) and last for three (3) years. Your start date is subject to your receipt of a valid work permit, medical clearances (if applicable) and our receipt from you of a signed copy of this letter.

Contingencies

This offer is contingent upon your ability to obtain and maintain the proper work authorization in your host country. The Company will assist you in filing for the appropriate work authorization. You are responsible for providing accurate documentation in a timely manner in order to obtain and maintain any documents which are required for entry and to perform work in your host country including but not limited to: entry visas or permits, work visas or permits, security permits or passes, and any other document(s) required to allow you to enter, remain and work in your host country for the duration of the assignment.

Salary

Effective on September 1, 2016, your annual salary will be $700,000 paid in USD.

Annual Incentive Plan

You will continue to participate in our Annual Incentive Program (AIP). Under the current program, your annual target bonus will now be 80% of your base salary. Depending on results, your actual bonus, if any, may be higher or lower and can reach a maximum of 160% of your base salary. For the remainder of fiscal 2016, your annual target bonus will remain 70% and the financial component of your bonus will be based on Total Company. Beginning in fiscal 2017, the financial component of your bonus will be based on Total Company and LSAMA financial performance. Bonuses for fiscal 2017 are scheduled for payment in February 2018 and you must be employed by LS&Co. on the payment date.

LS&Co. has the right to modify the program at any time. Management discretion can be used to modify the final award amount. Bonus payments are subject to supplemental income tax withholding.

Long-Term Incentives

You continue to be eligible for long-term incentive award(s), which give you the opportunity to share in LS&Co.’s success over time. Subject to Board approval in January 2017 and the provisions of the LS&Co.’s equity incentive plan for fiscal 2017, your fiscal 2017 long-term incentive target will be $700,000. You will also receive a special one-time grant with a target value of $250,000. You will receive more information and details on your long-term incentive grant at that time. LS&Co. has the right to modify the program at any time including, but not limited to the target grant value.

Benefits

While you are on assignment in your host country, HR Services will assist you with enrollment in the Cigna International Health Plan for medical and dental coverage. Questions about the plan may be directed to HR Services at 866-891-6725. You will continue to be eligible to participate in all other US benefit programs while on assignment.

Assignment Provisions

Pursuant to the LS&Co. Global Mobility Policy, you will be eligible for certain assignment benefits. A copy of the LS&Co. Global Mobility Policy is available upon request.

OTHER TERMS AND CONDITIONS

In addition to the annual package and international assignment package elements described in this letter and attachments, there are several other terms and conditions as part of the Global Mobility Program that are applicable to you throughout your global mobility assignment with the Company. These are outlined, as follows:

Tax Equalization

You will be subject to the Company’s Tax Equalization policy. The philosophy of Tax Equalization is that you pay approximately the same amount of tax you would have paid had you remained in your home country. This can include federal, state, provincial, township and social program taxes. Any incremental host country taxes arising from your assignment will be paid by the Company.

The Company, through Ernst & Young (“EY”), provides and directly pays for tax consultation and tax preparation services while you are on assignment. The consultation includes a required pre-assignment tax consultation to review the tax implications of your international assignment and the Company’s Tax Equalization Policy. The tax consultation can take place in your current country or in your host country as soon as practical upon arrival.

Home and host country tax returns will be prepared by EY at the expense of the Company. You are expected to cooperate with EY in furnishing timely, complete and accurate information necessary to prepare home and host country tax returns. In addition, you are required to sign all documents necessary to implement the tax payment and equalization process (e.g., loan agreement, tax procedures memo). Should you choose to use your own tax service provider; the Company will NOT reimburse you for the fees of your own tax service provider.

If you exercise and/or sell equity, sell any real estate or experience any change in personal income, you are advised to notify EY within 30 days, preferably in advance, so that appropriate tax planning can be arranged.

When you leave the assignment country, there may be taxes incurred in subsequent years. At the discretion of the Company, you may remain in the Tax Equalization Program to handle these taxes. In addition, some forms of long-term compensation (such as stock options) may be taxable in the assignment country even after you have departed. In general, after your assignment, you are responsible for taxes on equity income, pensions and other long-term compensation. However, to address these situations, the Company has specific provisions of the Tax Equalization policy that address post-assignment tax issues.

Repatriation

Repatriation support will be provided at the conclusion of your assignment in accordance with the Global Mobility Policy in effect at the time of your repatriation, provided that you return to your home country within the timeframe specified by LS&Co. Note that if you resign or are involuntarily terminated for any reason other than a reduction in force or job elimination, your repatriation support may be limited. At the time your assignment ends, your Assignment Counselor will provide details on the repatriation support that is available.

Upon termination of your global assignment, all allowances and payments related to your assignment will end.

Policy Amendments

The Company reserves the right to modify, amend or terminate any and all policies, and provisions of its compensation and benefit plans, including, but not limited to, the Global Mobility Program, and establish rules and procedures for their administration at its discretion and without notice.

Data Protection Act

To manage your assignment effectively we may need to process personal data relating to you for the purpose of personnel and employment administration. This may include the transfer of data to, and processing by, other offices, and across borders, including transfers between your host country and the U.S. and other locations. Examples could include providing the host country office with your bank account details, or an emergency contact number for a relative in your home country.

By signing this letter, you consent under the Data Protection Act, to the processing and transfers of this personal data. This is likely to include the provision that, from time to time, such data be transferred to other offices, including those based in countries within and outside of the EU and your host country. In the event of such transfers, data will be released to authorized individuals for administrative purposes only.

Non-Solicitation of Employees

In order to protect Confidential Information (as defined in the enclosed “Employee Invention and Confidentiality Agreement”), you agree that so long as you are employed by LS&Co., and for a period of one year thereafter, you will not directly or indirectly, on behalf of yourself, any other person or entity, solicit, call upon, recruit, or attempt to solicit any of LS&Co.’s employees or in any way encourage any LS&Co. employee to leave their employment with LS&Co. You further agree that you will not directly or indirectly, on behalf of yourself, any other person or entity, interfere or attempt to interfere with LS&Co.’s relationship with any person who at any time was an employee, consultant, customer or vendor or otherwise has or had a business relationship with LS&Co. Execution of the attached Employee Invention and Confidentiality Agreement, along with this letter agreement, is a prerequisite of this offer.

Non-Disparagement

You agree now, and after your employment with the LS&Co. terminates not to, directly or indirectly, disparage LS&Co., its business activities, or any of its directors, managers, officers, employees, affiliates, agents or representatives to any person or entity.

At-Will Employment

LS&Co. expects your association with the company will be mutually beneficial. Nonetheless, LS&Co. is an “at-will employer,” which means you or LS&Co. can terminate your employment at LS&Co. at any time with or without cause, and with or without notice. Only the President and Chief Executive Officer or Senior Vice President Human Resources can authorize an employment agreement to the contrary and then such employment agreement must be in writing. Your assignment in Singapore does not amend the employment at-will provision.

Please note that except for those agreements or plans referenced in this letter and attachments, this letter contains the entire understanding of the parties with respect to this offer of employment and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to this offer of employment. Please review and sign this letter, the attached Employee Invention and Confidentiality Agreement, and the attached Relocation Payback Agreement as an indication of your understanding of an agreement with the conditions contained herein. We must receive executed originals of these documents. You may keep one original for your personal records.

Governing Law

This letter, your global assignment, and your employment relationship, generally are subject to and governed by the laws of your home country in accordance with the terms of the Global Mobility Policy. This letter may not be amended, supplemented, or superseded unless in writing signed by you and a duly authorized representative of your home country.

I have read and I hereby acknowledge and agree to abide by the terms of this letter and the Global Mobility Program of Levi Strauss & Co. (including the Tax Equalization Policy). I understand that if the Company determines that I owe any money to the Company based on any Tax Equalization Statement or any other policy of the Global Mobility Program, or based on any other payment made by the Company to me or on my behalf in connection with the assignment that is the subject of this letter, the Company will notify me of any monies due. If I do not remit payment of such monies due within 30 days of the date of the Company’s notification, then I authorize the Company to deduct from any compensation otherwise due to me, including bonuses or annual incentives, the full amount owed to the Company, and agree that the Company shall have all rights and remedies available to it to collect any unpaid amounts owed to it.

David, we are very excited about you taking on this new role. We are confident that you will make a valuable contribution to LS&Co.’s business in the LSAMA region.

Sincerely,

Chip Bergh

President & CEO

Signed:

/s/ DAVID LOVE	September 19, 2016
David Love	Date

Attached:

Employee Invention and Confidentiality Agreement

Long-Term Assignment Policy Summary

Relocation Payback Agreement